EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-87599 on Form S-8 of Heritage Financial Corporation of our report dated June 26, 2018 appearing in this Annual Report on Form 11-K of Heritage Financial Corporation 401(k) Profit Sharing Plan and Trust for the year ended December 31, 2017.

/s/ Crowe Horwath LLP
Oak Brook, IL
June 26, 2018